ADMINISTRATIVE SERVICES AGREEMENT

         ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") made as of the ___ day of ______, 2004 by and between Old Mutual Advisor Funds, a Delaware statutory trust (the "Trust"), and Old Mutual Fund Services, a Pennsylvania business trust (the "Administrator").

                          W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain the Administrator to provide administrative services to the Trust and each of its several series which are identified in Schedule A hereto (the "Funds"), in the manner and on the terms and conditions hereinafter set forth; and

         WHEREAS, the Trust and the Administrator propose to engage a sub-administrator (the "Sub-Administrator") to provide certain administrative services to the Trust and the Funds, subject to the approval of the Trust's Board of Trustees;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. DUTIES AND RESPONSIBILITIES OF THE ADMINISTRATOR.

         The Administrator shall oversee the administration of the Trust's and each Fund's business and affairs as set forth herein and shall provide certain services required for effective administration of the Trust and the Funds. In connection therewith, the Administrator shall:

                  1.1. OFFICE AND OTHER FACILITIES. Furnish, without cost to the Trust, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Administrator's duties to the Trust under this Agreement.

                  1.2. PERSONNEL. Provide, without additional remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Administrator's obligations under this Agreement, except as otherwise provided in Section 2.1.2 hereof.

                  1.3. AGENTS. Assist the Trust in selecting, coordinating the activities of, supervising and acting as liaison with any other person or agent engaged by the Trust, including, but not limited to, the Trust's depository agent or custodian, consultants, transfer agent, sub-transfer agents, intermediaries with respect to mutual fund alliance programs, dividend disbursing agent, Sub-Administrator, independent accountants, and independent legal counsel. The Administrator shall also monitor the functions of such persons and agents, including without limitation the compliance of the Trust and

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the Trust's custodians with Rules 17f-5 and 17f-7 under the 1940 Act, if appropriate.

                  1.4. DIRECTORS AND OFFICERS. Authorize and permit the Administrator's directors, officers, and employees that may be elected or appointee as directors or officers of the Trust to serve in such capacities, without remuneration from or additional cost to the Trust, except as otherwise provided in Section 2.1.2 hereof.

                  1.5. BOOKS AND RECORDS. Maintain customary records, on behalf of the Trust, in connection with the performance of the Administrator's duties under this Agreement. The Administrator also will monitor and oversee the performance of the agents specified in Section 1.3. above, to ensure that all financial, accounting, corporate, and other records required to be maintained and preserved by the Trust or on its behalf will be maintained in accordance with applicable laws and regulations.

                  1.6. COST OVERSIGHT. Monitor and review activities and procedures of the Trust and its agents identified in Section 1.3. above, in order to identify and seek to obtain possible service improvements and cost reductions. In connection therewith, the Administrator shall, on a quarterly basis, prepare and submit to the Trust a PRO FORMA budget or similar document concerning the estimated costs of providing the services to the Trust and shall monitor and periodically report to the Trust's Board of Trustees information and analysis about the actual expenses incurred in providing such services.

                  1.7. ACCOUNTING AND COMPLIANCE POLICIES AND PROCEDURES. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of Trust accounting and compliance policies and procedures, including portfolio valuation procedures, expense allocation procedures, and personal trading procedures, and the Trust's Code of Ethics. The Administrator also will assist and coordinate participation by the Trust and its agents in any audit by its outside auditors or any examination by federal or state regulatory authorities or any self-regulatory organization. The Administrator also will oversee and coordinate the activities of Trust accountants, outside counsel, and other experts in these audits or examinations.

                  1.8. SYSTEMS. Assist in developing, implementing, and monitoring the Trust's use of automated systems for the purchase, sale, redemption and transfer of Trust shares and the payment of Rule 12b-1 service fees to broker-dealers and others that provide personal services, distribution support services, and/or account maintenance services to shareholders, and for recording and tracking such transactions and/or payments. The Administrator also will assist in developing, implementing, and monitoring the Trust's use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.

                  1.9. REPORTS TO THE TRUST. Furnish to or place at the disposal of the Trust such information, reports, evaluations, analysis, and opinions relating to its administrative functions and the administrative functions performed by the Sub-Administrator, as the Trust may, at any time or from time to time, reasonably request or as the Administrator may deem helpful to the Trust. The Administrator also will assist in the preparation of agendas and

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other materials for meetings of the Trust's Board of Trustees and will attend such meetings.

                  1.10. REPORTS AND FILINGS. Provide appropriate assistance in the development and/or preparation of all reports and communications by the Trust to Trust shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Trust's shares under federal securities law.

                  1.11. SHAREHOLDER INQUIRIES. Respond to all inquiries from Trust shareholders or otherwise answer communications from Trust shareholders if such inquiries or communications are directed to the Administrator. If any such inquiry or communication would be more properly answered by one of the agents listed in Section 1.3. above, the Administrator will coordinate, as needed, the provision of their response.

         2. ALLOCATION OF EXPENSES.

                  2.1. EXPENSES PAID BY THE ADMINISTRATOR.

                  2.1.1. IN GENERAL. The Administrator shall bear all of its own expenses in connection with the performance of its duties under this Agreement.

                  2.1.2. SALARIES AND FEES OF DIRECTORS AND OFFICERS. Except as otherwise provided below, the Administrator shall pay all salaries, expenses, and fees, if any, of the directors, officers, and employees of the Administrator who are trustees, officers, or employees of the Trust.

                  Notwithstanding the foregoing, the Trust shall reimburse the Administrator at the end of each calendar quarter for the reasonable portion of the compensation of attorneys employed by the Administrator attributable to work for the Trust, as determined from time to time by the Trust's Board of Trustees. Compensation for this purpose shall include salary, cash bonus, and benefits and shall exclude any equity participation and profit sharing paid to such attorneys. Determinations of the reasonable portion of such compensation allocable to the Trust shall be made by the Trust's Board of Trustees periodically, but at least as often as annually.

                  2.1.3. WAIVER OR ASSUMPTION AND REIMBURSEMENT OF TRUST EXPENSES BY THE ADMINISTRATOR. The waiver or assumption and reimbursement by the Administrator of any expense of the Trust that the Administrator is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Administrator to waive, assume, or reimburse the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Administrator.

                  2.2. EXPENSES PAID BY THE TRUST. The Trust shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Administrator as provided in this Agreement or any other agreement between the Trust and the Administrator, and as described in the Trust's then-current Prospectus(es) and Statement(s) of Additional Information.

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         3. FEES.

                  3.1. COMPENSATION RATE. As compensation for all services rendered, facilities provided, and expenses paid and any expense waived or assumed and reimbursed by the Administrator, the Trust shall pay the Administrator a fee per Fund at the annual rate of 0.123% of the average daily net assets of each Fund. To the extent that Old Mutual Capital, Inc. defers advisory fees or absorbs operating expenses of a portfolio, the Adviser may seek payment of such deferred fees or reimbursement of such absorbed expenses within two (2) fiscal years after the fiscal year in which fees were deferred or expenses absorbed.

                  3.2. METHOD OF COMPUTATION. The Administrator's fee shall accrue on each calendar day and the sum of the daily fee accruals shall be paid monthly to the Administrator by the fifth (5th) business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the applicable annual rates described in Section 3.1. above, and multiplying this product by the net assets of the Funds, as determined in accordance with the current Prospectus(es) of the Trust, as of the close of business on the last preceding business day on which the Trust was open for business.

                  3.3. PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

         4. ADMINISTRATOR'S USE OF THE SERVICES OF OTHERS.

         The Administrator may at its own cost employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Administrator or the Trust with such information, advice, or assistance as the Administrator may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Administrator, including consulting, monitoring, and evaluation services concerning the Trust and the Funds.

         5. OWNERSHIP AND CONFIDENTIALITY OF RECORDS.

         All records required to be maintained and preserved by the Trust, pursuant to rules or regulations of the Securities and Exchange Commission under
Section 31(a) of the 1940 Act, and maintained and preserved by the Administrator on behalf of the Trust, are the property of the Trust and shall be surrendered by the Administrator promptly on request by the Trust. The Administrator shall not disclose or use any record or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Administrator shall keep confidential any information obtained in connection with its duties hereunder and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

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         6. REPORTS TO THE ADMINISTRATOR.

         The Trust shall furnish or otherwise make available to the Administrator such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust, as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

         7. SERVICES TO OTHER CLIENTS.

         Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render corporate administrative services to other investment companies or to engage in other business activities; however, so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Administrator shall otherwise consent, the Administrator shall be the only administrator to the Trust.

         8. LIMITATION OF LIABILITY OF THE ADMINISTRATOR AND INDEMNIFICATION BY THE TRUST.

                  8.1. LIMITATION OF LIABILITY.

                  8.1.1. Neither the Administrator nor any of its directors, officers, employees or agents performing services for the Trust, at the direction or request of the Administrator in connection with the Administrator's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Administrator's services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Trust, in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Administrator or any such person against any liability to the Trust or its shareholders to which the Administrator or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Trust.

                  8.1.2. The Administrator's directors, officers, employees and agents performing services for the Trust shall be covered errors and omissions and directors and officers liability insurance, as appropriate, under a policy maintained by the Administrator or an affiliate of the Administrator.

                  8.1.3. The Administrator may apply to the Board of Trustees of the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any act taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts.

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                  8.1.4. The Administrator shall at all times have the right to mitigate or cure any and all losses, damages, costs, charges, fees, disbursements, payments and liabilities to the Trust and its shareholders.

                  8.1.5. The Trust's obligations set forth in this Agreement are limited to the Trust, its portfolios and their assets, and shall not operate to bind any Trust shareholder or Trustee or otherwise limit any benefits set forth in the Delaware General Corporation Law that may be applicable to such persons.

                  8.2. INDEMNIFICATION BY THE TRUST.

                  8.2.1 As long as the Administrator acts in good faith and with due diligence and without gross negligence, the Trust shall indemnify the Administrator and hold it harmless from and against any and all actions, suits, and claims, including claims of third parties, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

                  8.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Board of Trustees of the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Board of Trustees of the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.

                  8.2.3. The Administrator shall secure and maintain a fidelity bond, or be covered by an affiliate's blanket fidelity bond, in at least the amount required by Rule 17g-1 under the 1940 Act for joint insurance bonds of investment companies.

         9. INDEMNIFICATION BY THE ADMINISTRATOR.

                  9.1. The Administrator shall indemnify the Trust, its officers and trustees and hold them harmless from and against any and all actions, suits, and claims, including claims of third parties, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Trust hereunder and arising or based upon the willful misfeasance, bad faith, or gross negligence of the Administrator, its directors, officers, employees, and agents in the performance of its or their duties on behalf of the Trust. The indemnity and defense

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provisions set forth herein shall indefinitely survive the termination of this
Agreement.

                  9.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold the Trust, its officers, and trustees harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so in good faith shall not affect the rights hereunder.

         10. FORCE MAJEURE.

         In the event the Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage of the causes reasonably beyond its control, the Administrator shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Administrator from being liable to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Trust due to the non-performance or delay in performance by the Administrator of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably been prevented by the Administrator through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that the Administrator shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

         11. RETENTION OF SUB-ADMINISTRATOR.

         The Administrator may retain a Sub-Administrator to perform corporate administrative services to the Trust. The retention of a Sub-Administrator shall be at the cost and expense of the Administrator. The Administrator shall pay and shall be solely responsible for the payment of the fees of the Sub-Administrator for the performance of its services for the Trust.

         12. TERM OF AGREEMENT.

         The term of this Agreement shall begin on the day and year first written above, and unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on two years from the date listed above. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof. The Administrator shall furnish to the Trust, promptly upon

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its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

         The assignment (as that term is defined in Section (2)(a)(4) of the 1940 Act and rules thereunder) of this Agreement or any rights or obligations thereunder shall be prohibited by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         13. TERMINATION OF AGREEMENT.

         This Agreement may be terminated by any of the parties hereto, without the payment of any penalty:

                  (a) for a material breach of this Agreement, upon thirty (30) days prior written notice to the other parties; provided, that this Agreement shall not terminate if such material breach is cured within such thirty (30) day period.

                  (b) following the initial term of this Agreement, for any reason upon ninety (90) days' prior written notice to the other parties; provided, that in the case of termination by the Trust such action shall have been authorized by resolution of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust or, in the case of termination with respect to a particular Fund, by a resolution of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund. In the case of termination by the Administrator, such termination shall not be effective until the Trust and the Administrator shall have contracted with one or more persons to serve as successor Administrator(s) for the Trust and such person(s) shall have assumed such position.

         14. AMENDMENT AND ASSIGNMENT OF AGREEMENT.

         Any amendment to this Agreement shall be in writing and signed by the parties hereto provided, that no material amendment shall be effective unless authorized by resolution of the Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, in the case of an amendment to this Agreement with respect to a particular Fund, by a resolution of the Board of Trustees of the Trust or a vote of majority of the outstanding voting securities of such Fund.

         15. MISCELLANEOUS.

                  15.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (i) if to the Administrator, to Old Mutual Fund Services, [Address], Attention: President, and
(ii) if to the Trust, to Old Mutual Advisor Funds, [Address], Attention:
President.

                  15.2. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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                  15.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

                  15.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

                  15.5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

                  15.6. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

OLD MUTUAL FUND SERVICES                    OLD MUTUAL ADVISOR FUNDS

By:__________________________               By:___________________________

Name:_______________________                Name:__________________________

Title:________________________              Title:___________________________

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                                   SCHEDULE A
                              DATED _________, 2004
                    TO THE ADMINISTRATIVE SERVICES AGREEMENT
                                     BETWEEN
                            OLD MUTUAL ADVISOR FUNDS
                                       AND
                            OLD MUTUAL FUND SERVICES
                             DATED __________, 2004

         Old Mutual Advisor Funds consists of the following Funds, each of which is subject to this Agreement:

OM Asset Allocation Conservative Portfolio
OM Asset Allocation Balanced Portfolio
OM Asset Allocation Moderate Portfolio
OM Asset Allocation Growth Portfolio

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